Exhibit 99.1



Contact:
George Paz, Chief Financial Officer
David Myers, Director Investor Relations
(314)    702-7173
INVESTOR.RELATIONS@EXPRESS-SCRIPTS.COM

             EXPRESS SCRIPTS REPORTS RECORD SECOND QUARTER EARNINGS
                     BOARD EXPANDS STOCK REPURCHASE PROGRAM

ST. LOUIS, JULY 24, 2002--Express Scripts, Inc. (Nasdaq: ESRX) announced second quarter net income of $48.7 million, or 61 cents per diluted share, an increase of 33 percent over the same quarter of 2001, excluding the amortization of goodwill.

         Express Scripts generated $170.7 million of cash flow from operations in the second quarter compared with $45.5 million in the same quarter last year. During the quarter, the company repurchased 400,000 shares of common stock for $22.3 million and repaid $65.0 million of debt.

         The Board of Directors authorized an increase in the company's previously announced stock repurchase program from 6.5 million shares to 10.0 million shares. Since the inception of the program, the company has repurchased approximately 4.4 million shares of its common stock.

         "We celebrated our tenth year anniversary as a public company in June by opening the trading at the Nasdaq MarketSite," stated Barrett Toan, chairman and chief executive officer. "While we are proud of our excellent ten-year track record of growth, we remain focused on making prescription drugs more affordable. Accomplishing our mission translates into value for health plan sponsors and their members. With this strong quarter behind us and the addition of NPA's clients and members, Express Scripts reaffirms its outlook for continued strong growth."

NATIONAL PRESCRIPTION ADMINISTRATORS, INC. (NPA) ACQUISITION DELIVERING BENEFITS

         The acquisition of NPA was completed on April 12, 2002, and is providing immediate benefits. Express Scripts has rationalized the sales force, begun consolidating back-office administrative functions and started the initial planning to integrate operating platforms. "We are pleased by the expertise of NPA's staff and their values and commitment to outstanding service," added Toan. "NPA has developed a leading position serving labor organizations and the government sector, and we believe we are well-positioned for future growth in these important market segments. In addition, NPA helps solidify our market position in the northeast."

         An example of a new business win in the northeast is Group Health Incorporated ("GHI"), which recently announced it had selected Express Scripts to provide retail and mail pharmacy services to approximately 315,000 of its members under a five-year contract. The contract with

GHI, a not-for-profit insurer servicing clients in the State of New York, will commence January 1, 2003. Express Scripts will use advanced clinical and financial modeling and consultative services to help GHI and its members manage the dynamics of the pharmacy benefit.

STRONG OPERATING RESULTS

         Revenues for the second quarter of 2002 were $3.4 billion, a 51 percent increase over $2.2 billion for the same quarter last year. This year-to-year increase is due primarily to the acquisition of NPA, increased membership and member utilization, and higher average drug cost per prescription.

         Mail pharmacy prescriptions increased to 7.0 million during the second quarter of 2002, a 43 percent increase compared with the same quarter last year. In addition, specialty distribution claims in the second quarter increased to
0.8 million, a 74 percent increase over last year's second quarter. Network pharmacy claims processed in the second quarter were 91.6 million, a 28 percent increase over the second quarter of 2001.

         Increased mail penetration and higher levels of generic utilization have had a positive impact on the profitability per claim. EBITDA per adjusted claim was $1.01 for the second quarter of 2002, a 7 percent increase over the first quarter of 2002 and 13 percent over the second quarter of 2001.

INCREASED EARNINGS GUIDANCE

         Due to continued sales growth and strong business fundamentals, Express Scripts believes its 2002 diluted earnings per share will be between $2.43 and $2.45. The company also believes it can grow 2003 earnings in the 25 percent range.

SPECIALTY DISTRIBUTION EXPANDS INTO NEW MARKET

         Express Scripts was selected by medical device manufacturer Deltec, Inc. to manage the launch of Deltec's new insulin pump later in 2002. The company's Specialty Distribution Services ("SDS") subsidiary will initially provide clinical support for physicians and patients. After product launch, SDS will expand its services to include comprehensive administrative support, including product distribution, billing and gathering of clinical, insurance and referral information.

SYSTEM INTEGRATION ON TRACK

         Consolidating and streamlining computer systems from acquisitions is an important part of the integration process. Express Scripts eliminated three claims processing platforms in previous years, and at the end of June transferred the next-to-last tier of clients from its remaining legacy system to the company's Anchor adjudication platform. The remaining tier of clients is scheduled to be transferred later this summer. As previously mentioned, the company has started the initial planning to integrate NPA's operating platform. "To our knowledge, what we have completed is the largest system integration ever attempted by a pharmacy benefit manager," noted Toan. "Our focus and commitment to deliver service excellence was demonstrated by individuals and teams from nearly every department across the organization in moving clients to the Express Scripts' Anchor system with minimal impact."

OUTCOMES CONFERENCE DEMONSTRATES THOUGHT LEADERSHIP

         The company's sixth annual DRUG TREND report, one of the most thorough analyses of U.S. drug patterns and costs, was released during the second quarter at the company's 2002 Outcomes Conference. For the past 6 years, Express Scripts' Outcomes Conference has presented the most advanced thinking in pharmacy benefit management - examining drug trend to understand more completely its dynamics and its implications, probing public policy issues that impact consumers and plan sponsors nationwide, and identifying the signposts that should direct the company's course for the future. "Express Scripts is committed to providing the best insight into the dynamics underlying prescription drug cost trends," noted Toan. "The Outcomes Conference and DRUG TREND report provide an exceptional opportunity for all stakeholders in the pharmacy benefit to explore industry trends, the challenges they present and potential solutions for making high quality medications both accessible and affordable."

         From an investor point of view, Express Scripts believes that DRUG TREND report indicates its commitment to providing an objective, comprehensive description of the market in which PBMs operate and a useful forecast of this environment. "We believe that few companies in America have attempted to describe their marketplace as Express Scripts has done," added Toan. "Investors are provided the size, trends and factors influencing the pharmacy market. By publishing DRUG TREND report annually, investors can get up-to-date understanding of our marketplace."

         Express Scripts, Inc. is one of the largest pharmacy benefit management
(PBM) companies in North America providing PBM services to over 50 million members through facilities in eight states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

         Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary and sampling services through its Phoenix Marketing Group subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at HTTP://WWW.EXPRESS-SCRIPTS.COM, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

o risks associated with our acquisitions of Phoenix Marketing Group (Holdings), Inc. and NPA, including integration risks and costs, risks of client retention, and risks associated with the operations of acquired businesses
o risks associated with our ability to maintain internal growth rates, or to control operating or capital costs
o continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers
o competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
o adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations
o risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston
o the possible loss, or adverse modification of the terms, of our relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
o adverse results in litigation, including a pending case which purports to be a class action, challenging Express Scripts' business practices under the Employee Retirement Income Security Act (ERISA)
o risks associated with the use and protection of the intellectual property we use in our business
o risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
o risks associated with our ability to continue to develop new products, services and delivery channels
o general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
o uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including a Medicare prescription drug benefit
o increase in credit risk relative to our clients due to adverse economic trends
o risks associated with our our inability to attract and retain qualified personnel
o other risks described from time to time in our filings with the Securities and Exchange Commission

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

                              EXPRESS SCRIPTS, INC.

                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)

                                                  THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                       JUNE 30,                              JUNE 30,
                                             ------------------------------------------------------------
                                                  2002           2001              2002           2001
                                             -----------------------------------------------------------
Revenues                                     $ 3,402,638    $ 2,247,343       $ 6,151,707    $ 4,337,883
Cost of revenues                               3,190,534      2,097,059         5,764,946      4,042,700
                                               ---------      ---------         ---------      ---------
Gross profit (1)                                 212,104        150,284           386,761        295,183
Selling, general and administrative (1)          121,311         92,590           217,698        182,388
                                               ---------      ---------         ---------      ---------
Operating income                                  90,793         57,694           169,063        112,795
                                               ---------      ---------         ---------      ---------
Other (expense) income :
   Undistributed loss from joint venture          (1,033)          (658)           (2,070)          (658)
   Interest income                                 1,319          2,274             2,379          3,684
   Interest expense                              (11,654)        (8,629)          (19,782)       (17,773)
                                               ---------      ---------         ---------      ---------
                                                 (11,368)        (7,013)          (19,473)       (14,747)
                                               ---------      ---------         ---------      ---------
Income before income taxes                        79,425         50,681           149,590         98,048
Provision for income taxes                        30,725         20,437            56,921         39,725
                                               ---------      ---------         ---------      ---------
Net income                                   $    48,700    $    30,244       $    92,669    $    58,323
                                               =========      =========         =========      =========

Basic earnings per share (2):                $      0.62    $      0.39       $      1.19    $      0.75
                                               =========      =========         =========      =========

Weighted average number of common shares
 outstanding during the period - basic (2)        78,367         78,010            78,029         77,777
                                               =========      =========         =========      =========

Diluted earnings per share (2)               $      0.61    $      0.38       $      1.16    $      0.73
                                               =========      =========         =========      =========

Weighted average number of common shares
 outstanding during the period - diluted (2)      80,277         80,128            79,941         79,909
                                               =========      =========         =========      =========

Reconciliation of prior year under FAS 142
     Goodwill amortization, net of tax                      $     6,571                      $    13,082
     Net income                                             $    36,815                      $    71,405
     Net income per share:
         Basic                                              $      0.47                      $      0.92
         Diluted                                            $      0.46                      $      0.89

EBITDA (3)                                   $   114,773    $    76,893       $   222,338    $   150,995
                                               =========      =========         =========      =========

SEE NOTES TO UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

                              EXPRESS SCRIPTS, INC.

             NOTES TO UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (in thousands)

General: Certain reclassifications have been made to prior years financial statements to conform with the current quarter's presentation.



(1) Includes depreciation and amortization expense of:

                                       3 MONTHS ENDED          6 MONTHS ENDED
                                           JUNE 30,                JUNE 30,
                                    --------------------------------------------
                                        2002       2001         2002       2001
                                      --------   --------    --------   --------


Gross profit                           $ 9,647    $ 3,691     $16,972    $ 7,051
Selling, general and administrative    $14,333    $15,508     $36,303    $31,149


(2) Earnings per share and weighted average shares outstanding have been restated to reflect the two-for-one stock split effective June 22, 2001.


(3) EBITDA is earnings before other income (expense), taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance, as an alternative to cash flow or a measure of liquidity. In addition, our calculation of EBITDA may not be identical to that used by other companies.

                              EXPRESS SCRIPTS, INC.

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                JUNE 30,          DECEMBER 31,
                                                  2002                2001
                                              -----------         -----------
ASSETS
Current assets
 Cash and cash equivalents                    $   167,548         $   177,715
 Receivables, net                               1,032,390             883,827
 Inventories                                      131,053             122,375
 Other current assets                              81,488              29,286
                                              -----------         -----------
  Total current assets                          1,412,479           1,213,203

Property and equipment, net                       155,778             165,263
Goodwill, net                                   1,358,385             942,280
Other intangible assets, net                      251,031             165,349
Other assets                                       18,043              14,150
                                              -----------         -----------
Total assets                                  $ 3,195,716         $ 2,500,245
                                              ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Claims and rebate payable                    $ 1,060,999         $   910,360
 Other current liabilities                        407,222             335,257
                                              -----------         -----------
  Total current liabilities                     1,468,221           1,245,617

Long-term debt                                    705,962             346,119
Other long-term liabilities                        78,106              76,512
                                              -----------         -----------
  Total liabilities                             2,252,289           1,668,248

Total stockholders' equity                        943,427             831,997
                                              -----------         -----------

Total liabilities and stockholders' equity    $ 3,195,716         $ 2,500,245
                                              ===========         ===========

                              EXPRESS SCRIPTS, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)


                                                      6 MONTHS ENDED JUNE 30,
                                                    --------------------------
                                                       2002            2001
                                                    ----------      ----------
Cash flow from operating activities:
Net income                                           $ 92,669        $ 58,323
Adjustments to reconcile net income to
 net cash provided by operating activities:
  Depreciation and amortization                        53,275          38,200
  Other                                                49,570            (979)
                                                    ----------      ----------
Net cash provided by operating activities:            195,514          95,544
                                                    ----------      ----------
Cash flows from investing and financing activities:
  Purchases of property and equipment                 (23,001)        (18,963)
  Acquisitions and joint venture                     (520,940)        (18,499)
  Treasury stock acquired                             (35,904)              -
  Repayment of long-term debt                         (65,000)              -
  Proceeds from long-term debt                        425,000               -
  Other                                                14,164           9,657
                                                    ----------      ----------
Net cash used in investing and
 financing activities                                (205,681)        (27,805)
                                                    ----------      ----------
Net (decrease) increase in cash and
 cash equivalents                                     (10,167)         67,739

Cash and cash equivalents at beginning
 of period                                            177,715          53,204
                                                    ----------      ----------
Cash and cash equivalents at end
 of period                                          $ 167,548       $ 120,943
                                                    ==========      ==========